UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017

PEREGRINE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32839	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐            Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On August 9, 2017, the Board of Directors (the “Board”) of Peregrine Pharmaceuticals, Inc. (the “Company”) approved, and management commenced, a restructuring plan designed to reduce operating costs and better position the Company to achieve overall profitability while it pursues strategic options for its research and development assets. Under this plan, which is expected to be completed in October 2017, the Company has reduced its overall workforce by 60 employees (or 20%). Affected employees have received notification and are eligible to receive severance payments based on years of service, contingent upon an affected employee’s execution (and non-revocation) of a separation agreement, which includes a general release of claims against the Company. The Company expects the reduction in workforce to result in a net cost savings of between $3.7 million and $4.3 million in fiscal year 2018 and more than $7 million in reduced annualized operating costs beginning in fiscal year 2019.

In connection with the restructuring plan, the Company estimates that it will incur aggregate charges between $1.1 million and $1.7 million related to one-time termination benefits, including severance, and other employee related costs, all of which are expected to be incurred and paid during the second quarter of fiscal year 2018 ending October 31, 2017.

Item 8.01	Other Events.

On August 11, 2017, the Company announced the restructuring plan as described above in Item 2.05. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

(c) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit

Number

99.1	Press Release issued August 11, 2017.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: August 11, 2017	By:	/s/ Paul J. Lytle
Paul J. Lytle Chief Financial Officer

3

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued August 11, 2017.

4